SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ULTRA CLEAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS OF

ULTRA CLEAN HOLDINGS, INC.

Date:	June 4, 2015

Time:	Doors open at 12:00 p.m. Pacific time;

Meeting begins at 12:30 p.m. Pacific time

Place:	Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Purposes:	•	Elect our directors

•	Ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal 2015

•	Hold an advisory vote on executive compensation

•	Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Who Can Vote:	April 2, 2015 is the record date for voting. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting. At the meeting you will hear a report on our business and have a chance to meet some of our directors and executive officers.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On June 4, 2015: This Proxy Statement, along with our 2014 Annual Report to Stockholders, is available on the following website: http://materials.proxyvote.com/90385V. Whether you expect to attend the meeting or not, please vote electronically via the Internet or by telephone or by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

/s/ James P. Scholhamer

James P. Scholhamer

Chief Executive Officer

April 27, 2015

ULTRA CLEAN HOLDINGS, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason our Board of Directors is requesting that you permit your shares of common stock to be represented at our 2015 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting. The date of this proxy statement is April 27, 2015. The proxy statement and form of proxy are first being mailed to our stockholders on or about May 5, 2015.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On June 4, 2015: This Proxy Statement, along with our 2014 Annual Report to Stockholders are available on the following website: http://materials.proxyvote.com/90385V.

General Information

Ultra Clean Holdings, Inc., referred to in this proxy statement as “Ultra Clean,” the “Company” or “we,” is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on June 4, 2015 at 12:30 p.m., Pacific time or at any adjournment thereof for the purposes set forth in this proxy statement. Our annual meeting will be held at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025.

Who May Attend and Vote at Our Annual Meeting

All holders of our common stock, as reflected in our records at the close of business on April 2, 2015, the record date for voting, may attend and vote at the meeting. To attend the annual meeting, you must present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must also provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

Each share of common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 31,615,185 shares of our common stock, $0.001 par value.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record, we are sending paper copies of the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us by mailing the enclosed proxy card, to vote on the Internet, by telephone, or in person at the annual meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement is being forwarded to you by or on behalf of your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote by following the instructions you receive from your broker, bank or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a proxy from your broker, bank or nominee.

How to Vote

You may vote in person at the meeting or by proxy. You may vote by proxy over the Internet, by telephone or by mail if you complete and return the enclosed proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by us for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

If you give us your proxy but do not specify how your shares shall be voted on a particular matter, your shares will be voted:

•	FOR the election of each of the named nominees for director;

•	FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm;

•	FOR the approval of the compensation of our named executive officers; and

•	with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

Changing Your Vote

You have the right to revoke your previously submitted proxy at any time before your proxy is exercised at the annual meeting.

You may revoke your proxy by resubmitting your vote on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, by attending the meeting and voting in person or by giving written notice to our Secretary that you wish to revoke your previously submitted proxy.

Important Notice Regarding Delivery of Stockholder Documents

Only one proxy statement, annual report and set of accompanying materials, if applicable, are being delivered by us to multiple stockholders sharing an address, who have consented to receiving one set of such materials, until we receive contrary instructions from any such stockholders. We will deliver, promptly upon written or oral request, a separate copy of such materials to a stockholder at a shared address to which a single copy of such materials was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying materials and wish to receive a single copy of such materials, should submit a request to Broadridge, c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call 800-542-1061.

Attending in Person

Any stockholder of record may vote in person at the annual meeting of our stockholders. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring a proxy from your broker, bank or nominee in order to vote in person.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, stockholders entitled to cast a majority of the votes at a meeting of stockholders must be represented at the meeting, either in person or by proxy. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself.

Election of Directors. The election of directors requires a plurality of the votes cast “for” the election of directors. “Plurality” means that the seven nominees who receive the highest number of votes will be elected as directors. In the election of directors, votes may be cast in favor of or withheld from any or all nominees. Brokers do not have discretionary authority to vote shares without instructions from beneficial owners in the election of directors. Therefore, beneficial owners who are not stockholders of record and who want their votes to be counted in the election of directors must give voting instructions to their bank, broker or nominee before the date of the annual meeting.

Ratification of the appointment of our independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. We believe that the ratification of our independent registered public accounting firm is a routine proposal for which brokers may vote shares held on behalf of beneficial owners who have not given voting instructions with respect to that proposal.

Advisory vote on the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to approve, by an advisory vote, the compensation of our named executive officers for fiscal 2014. The advisory vote on the compensation of our named executive officers is not considered a routine proposal; therefore, brokers lack the discretionary authority to vote shares without instructions from beneficial owners for this proposal.

Approval of any other matter properly submitted to the stockholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information as of March 27, 2015 regarding the beneficial ownership (as defined by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock by:

•	each person or group known by us to own beneficially more than five percent of our common stock;

•	each of our directors, director nominees and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”), beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, and shares of restricted stock and restricted stock units that vest, within 60 days of March 27, 2015. Shares issuable pursuant to the exercise of stock options, and shares of restricted stock and restricted stock units that vest, in the 60 days following March 27, 2015, are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, or shares of restricted stock or restricted stock units, but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 31,485,459 shares of common stock outstanding as of March 27, 2015.

The address of each of the named individuals in the table below is c/o Ultra Clean Holdings, Inc., 26462 Corporate Avenue, Hayward, CA 94545 unless otherwise indicated below. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Greater than 5% Stockholders
JPMorgan Chase & Co. (1)	2,192,647	7.0%
270 Park Avenue New York, NY 10017
AIT Holding Company LLC (2)	1,903,752	6.0%
HLHZ AIT Holdings, L.L.C. 245 Park Avenue, 20th Floor New York, NY 10167
AWM Investment Company, Inc. (3)	1,864,691	5.9%
c/o Special Situations Fund 527 Madison Avenue, Suite 2600 New York, NY 10022
BlackRock, Inc. (4)	1,830,761	5.8%
55 East 52nd Street New York, NY 10022
Named Executive Officers, Directors and Director Nominees
James P. Scholhamer	10,000	*
Kevin C. Eichler (5)	231,013	*
Mark G. Bingaman	48,370	*
Lavi A. Lev	26,607	*
Bruce C. Wier (6)	33,634	*
Clarence L. Granger (7)	444,168	1.4%
Leonid Mezhvinsky (8)	53,000	*
Susan H. Billat (9)	71,358	*
David T. ibnAle (10)	58,000	*
John Chenault (11)	53,000	*
Emily M. Liggett (12)	15,000	*
Thomas T. Edman (13)	—	—
Barbara V. Scherer (14)	—	—
All Executive Officers and Directors as a Group (12 persons) (15)	1,127,367	3.5%

*	Less than 1%.

(1)	Based on a Schedule 13G/A filed with the SEC on January 21, 2015.

(2)	Based on a Schedule 13G/A filed with the SEC on April 20, 2015.

(3)	Based on a Schedule 13G/A filed with the SEC on February 4, 2015.

(4)	Based on a Schedule 13G/A filed with the SEC on January 30, 2015.

(5)	Includes 100,000 shares subject to common stock options exercisable within 60 days of March 27, 2015.

(6)	Includes 25,000 shares subject to common stock options exercisable within 60 days of March 27, 2015.

(7)	Includes 180,000 shares subject to common stock options exercisable within 60 days of March 27, 2015.

(8)	Includes 8,000 restricted stock units that vest on May 21, 2015. Also includes 15,000 shares held by the Revocable Trust of Leonid Mezhvinsky and Inna Mezhvinsky, dated April 26, 1988, which Mr. Mezhvinsky is deemed a beneficial owner.

(9)	Includes 8,000 restricted stock units that vest on May 21, 2015 and 15,000 shares subject to common stock options exercisable within 60 days of March 27, 2015.

(10)	Includes 8,000 restricted stock units that vest on May 21, 2015 and 7,500 shares subject to common stock options exercisable within 60 days of March 27, 2015.

(11)	Includes 8,000 restricted stock units that vest on May 21, 2015.

(12)	Includes 15,000 restricted stock units that vest on May 21, 2015.

(13)	Thomas T. Edman is a nominee for election to our Board of Directors and is not currently serving as a director.

(14)	Barbara V. Scherer is a nominee for election to our Board of Directors and is not currently serving as a director.

(15)	Includes 47,000 restricted stock units that vest on May 21, 2015 and 357,500 shares subject to common stock options exercisable within 60 days of March 27, 2015.

At the close of business on April 2, 2015, the record date, we had 31,615,185 shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters properly submitted for a stockholder vote.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) requires our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our equity securities. We have reviewed copies of the reports we received and written representations from our directors and officers required to file the reports.

Based solely on our review of such reports and representations, except as described in the following paragraph, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the year ended December 26, 2014.

One late Form 4 was filed for each of Mr. Wier and Mr. Bingaman reporting restricted stock units that were granted on July 25, 2014.

Cost of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Deadline for Receipt of Stockholder Proposals

If you wish to submit a proposal for inclusion in the proxy statement for our 2016 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act, and we must receive your proposal at the address below no later than January 6, 2016. Stockholders intending to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, including for the election of director nominees, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal at the address below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, in which case notice must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to such meeting or the 10th day following the public announcement of the date of such meeting). Therefore, we must receive notice of such proposal for the 2016 Annual Meeting of Stockholders no earlier than February 5, 2016 and no later than March 6, 2016, otherwise such notice will be considered untimely and we will not be required to present it at the 2016 Annual Meeting of Stockholders. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Contacting Ultra Clean

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

• By telephone:	510-576-4400

• By fax:	510-576-4401

• In writing at our principal executive offices:	Ultra Clean Holdings, Inc. Attn: Secretary 26462 Corporate Avenue Hayward, CA 94545

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that our Board of Directors shall be elected at the annual meeting of our stockholders, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the nominees for director named below. All of these nominees, other than Thomas T. Edman and Barbara V. Scherer, currently serve as our directors. Each nominee has consented to serve as a nominee, to serve as a director if elected, and to being named a nominee in this Proxy Statement. Susan Billat will not stand for reelection at the 2015 Annual Meeting of Stockholders. If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Nominating and Corporate Governance Committee names one.

Name	Position/Office Held With the Company	Age	Director Since
Clarence L. Granger	Chairman of the Board and Nominee for Director	66	2002
James P. Scholhamer	Chief Executive Officer, Director and Nominee for Director	48	2015
John Chenault	Director and Nominee for Director	67	2009
David T. ibnAle	Director and Nominee for Director	43	2002
Leonid Mezhvinsky	Director and Nominee for Director	61	2007
Emily M. Liggett	Director and Nominee for Director	59	2014
Thomas T. Edman	Nominee for Director	53	—
Barbara V. Scherer	Nominee for Director	59	—

Set forth below is information about each of our nominees for director:

Clarence L. Granger has served as a member of our Board of Directors since May 2002 and as our Chairman Since October 2006. Mr. Granger also served as our Chief Executive Officer from November 2002 to January 2015 and, as our Chief Operating Officer from March 1999 to November 2002, as our Executive Vice President and Chief Operating Officer from January 1998 to March 1999 and as our Executive Vice President of Operations from April 1996 to January 1998. Prior to joining Ultra Clean in April 1996, he served as vice president of Media Operations for Seagate Technology, which designs, manufactures, markets and sells hard disk drives, from 1994 to 1996. Prior to that, Mr. Granger worked for HMT Technology, a supplier of high-performance thin-film disks, as chief executive officer from 1993 to 1994, as chief operating officer from 1991 to 1993 and as president from 1989 to 1994. Prior to that, Mr. Granger worked for Xidex as vice president and general manager, Thin Film Disk Division, from 1988 to 1989, as vice president, Santa Clara Oxide Disk Operations, from 1987 to 1988, as vice president, U.S. Tape Operations, from 1986 to 1987 and as director of engineering from 1983 to 1986. Mr. Granger holds a master of science degree in industrial engineering from Stanford University and a bachelor of science degree in industrial engineering from the University of California at Berkeley. Our Board of Directors values Mr. Granger’s perspective as our former chief executive officer and his intimate knowledge of our employee base, operations, customers, suppliers and competitive position in the semiconductor capital equipment industry.

James P. Scholhamer joined Ultra Clean as Chief Executive Officer and a member of the Board of Directors in January 2015. Prior to joining Ultra Clean, Mr. Scholhamer served as Corporate Vice President and General Manager of Applied Materials, Inc., leading the Equipment Products Group and Display Services Group of its Global Service Division from February 2011 to January 2015. Mr. Scholhamer joined Applied Materials, Inc. in 2006, where, prior to his most recent position, he served as Vice President of Operations-Energy for the Environmental and Display Products Division from July 2006 to December 2008 and Corporate Vice President and General Manager of the Display Business Group from December 2008 to February 2011. Prior to that,

Mr. Scholhamer worked for Applied Films Corporation as Vice President of Operations, Engineering and Research Development in the company’s Germany office from September 2002 to July 2006 and as Vice President of Thin Film Coating Division and Thin Film Equipment Division in the company’s Colorado office from July 2000 to September 2002. Mr. Scholhamer holds a Bachelor of Science degree in materials and metallurgical engineering from the University of Michigan. Our Board of Directors believes that Mr. Scholhamer brings strong engineering and operations experience to our Board of Directors and will provide the Board of Directors with a unique perspective as our chief executive and leader of our strategic planning process.

John Chenault has served as a director of Ultra Clean since June 2009. Mr. Chenault served as chief financial officer of Novellus Systems, a semiconductor company, from April 2005 to September 2005, at which point he retired. Prior to that, he served as vice president of Corporate Development from February 2005 to April 2005, vice president of operation and administration from September 2003 to February 2005, executive vice president of worldwide sales and service from February 2002 to September 2003 and executive vice president of business operations from July 1997 to January 2002. Mr. Chenault has also been a director and a member of the audit committee of Tessera Technologies, Inc. since March 2013 and he was a director of Synos Technology, Inc. until it was acquired by Veeco Instruments, Inc. in October 2013. Mr. Chenault holds a bachelor of business degree in economics and a masters degree in business administration from Western Illinois University. Our Board of Directors values Mr. Chenault’s extensive management and operations experience in the semiconductor industry. As a former executive officer in various capacities at one of our major customers, Mr. Chenault brings a valuable customer facing perspective to our Board of Directors. Mr. Chenault qualifies as a financial expert and chairs the Audit Committee.

David T. ibnAle has served as a director of Ultra Clean since November 2002 and served as our lead director from February 2005 to February 2007. Mr. ibnAle has been a technology investor since 1996, and is a managing partner of Reticle Equity Investors, LLC, a technology-focused investment firm. From January 2012 to July 2013, Mr. ibnAle was a managing partner of Augusta Columbia Capital Group, a technology-focused private equity firm. From March 2008 to December 2011, Mr. ibnAle was a managing director of TPG Growth, LLC, the small-cap and growth investing arm of TPG, a global private equity firm. From December 1999 to March 2008, Mr. ibnAle was an investment professional with Francisco Partners, a technology-focused private equity firm, and prior to joining Francisco Partners, was an investment professional with Summit Partners L.P., a private equity and venture capital firm. Mr. ibnAle has previously served as the chairman or as a member of the board of directors of several technology firms, including PowerPlan, Inc., Artel, LLC, Metrologic Instruments, Inc., Mitel Networks Corp., and Electrical Components International, Inc. Mr. ibnAle holds an A.B. in Public Policy and an A.M. in International Development Policy from Stanford University and a masters degree in business administration from the Stanford University Graduate School of Business. Our Board of Directors values Mr. ibnAle’s experience as an investment professional, as well his experience in strategic planning and mergers and acquisitions, as he brings significant quantitative and qualitative financial experience to our Board of Directors. Mr. ibnAle qualifies as a financial expert and provides important support as a member of our Audit Committee.

Leonid Mezhvinsky has served as a director of Ultra Clean since February 2007. Mr. Mezhvinsky served as our president from June 2006 to December 2007, following our acquisition of Sieger Engineering, Inc. He has more than two decades of management experience and in-depth knowledge of machine shop, electro mechanical assemblies and system integration utilized in semiconductor, medical and biotech OEM products. Prior to joining Ultra Clean, Mr. Mezhvinsky was president and chief executive officer of Sieger Engineering, Inc. which he joined in 1982. Mr. Mezhvinsky holds the equivalent of a bachelor of science in Industrial Automation from College of Industrial Automation, Odessa, Ukraine. Mr. Mezhvinsky brings to our Board of Directors substantial operational experience. As the former president of Sieger Engineering, which is now a part of our company, he has a deep understanding of our competitors, suppliers, products and customers.

Emily M. Liggett has served as president and chief executive officer of NovaTorque, Inc., a manufacturer of high-efficiency electric motor systems, since 2009 and previously served as president and chief executive officer of Apexon, Inc., a provider of supply chain optimization software solutions for global manufacturers, from 2004 to 2007. Ms. Liggett served as president and chief executive officer of Capstone Turbine Corporation (provider of microturbine systems for clean, continuous distributed energy generation) from 2002 to 2003 and, prior to that, held various management and executive roles at Raychem Corporation (acquired by Tyco International in 1999) from 1984 to 2001, including corporate vice president of Raychem and managing director of Tyco Ventures. Ms. Liggett has been a director of MTS Systems Corporation since 2010 and was a director of Immersion Corporation from 2005 to 2011. She also currently serves on the board of directors of the Purdue University School of Engineering Advisory Board. Ms. Liggett holds a bachelor of science in chemical engineering from Purdue University, a masters of science in engineering and manufacturing systems from Stanford University and a masters degree in business administration from the Stanford University Graduate School of Business. Ms. Liggett’s qualifications to serve on our Board of Directors include her chief executive officer and management experience in a variety of technical industrial companies. She has managed worldwide businesses, partnerships, and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development for highly technical businesses.

Thomas T. Edman has served as the Chief Executive Officer of TTM Technologies, Inc. since January 2014, as its President since January 2013 and as a member of its board of directors since September 2004. From early 2011 to December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials Inc., a publicly held provider of nanomanufacturing technology solutions. From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, Mr. Edman served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman previously served as Chairman and as a member of the board of directors of FlexTech, formerly the United States Display Consortium and the AeA (American Electronics Association). Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania. Mr. Edman was nominated to the board of directors because of his business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the chief executive officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters.

Barbara V. Scherer has served as a member of the board of directors of NETGEAR, Inc., a global networking company that delivers innovative products to consumers, businesses and service providers, since August 2011 and as a member of the board of directors of ANSYS, Inc., a publicly traded engineering simulation software and services company, since April 2013. Ms. Scherer currently is a private investor. Ms. Scherer was Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers, from 1998 to 2012. In this position, she was responsible for all aspects of the company’s financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. She also has experience serving on the boards of non-profit organizations. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University. With a career spanning more than 30 years including 25 in senior financial leadership roles in the technology industry, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

There are no family relationships among any of our directors and executive officers. There are no arrangements or understandings between any of our directors and us pursuant to which such director was or is to be selected as a director or nominee. Information related to the compensation of our Board of Directors can be found under “—Director Compensation” below.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

Structure of Board of Directors and Corporate Governance Information

Director Independence. We are required to comply with the director independence rules of the NASDAQ Stock Market (“NASDAQ”) and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the audit committee, compensation committee and nominating and corporate governance committee be composed solely of independent directors.

Our Board of Directors has determined that each of our directors and director nominees are independent in accordance with applicable NASDAQ and SEC rules other than Messrs. Granger, Mezhvinsky and Scholhamer. Accordingly, a majority of our current Board of Directors is independent as required by NASDAQ rules and, upon election of each of our director nominees at the 2015 Annual Meeting of Stockholders, a majority of our Board of Directors will be independent as required by NASDAQ rules.

Director Responsibilities. We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of seven directors. In accordance with our bylaws, our Board of Directors approved an increase in the size of the Board of Directors to seven directors to accommodate the appointment of our Chief Executive Officer, James P. Scholhamer, as a director in January 2015 and to eight directors in April 2015 to accommodate the election of our full slate of director nominees for the 2015 Annual meeting of Stockholders. After serving eleven terms on our Board of Directors, Susan H. Billat will not stand for reelection at the 2015 Annual Meeting of Stockholders. During 2014, there were seven meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. Each of our directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served during 2014.

Board Leadership Structure. Our corporate governance guidelines allow for the flexibility to combine or separate the offices of chairman and the chief executive officer to best serve the interests of the Company and its stockholders. In January 2015, Mr. Granger, our Chairman, retired as our Chief Executive Officer but remained as our non-executive Chairman of the Board. Our Board of Directors believes our current board leadership structure to be an efficient and successful leadership model for the Company, promoting clear accountability and effective decision-making. Our Board of Directors believes that Mr. Granger has conducted, and will conduct his duties as non-executive Chairman effectively. Our Board of Directors recognizes that a different leadership model may be warranted under different circumstances. Accordingly, our Board of Directors periodically reviews its leadership structure.

The Board also continually reviews the need for effective independent oversight. Each member of each of our Board of Director’s standing committees is an independent director, and each independent director is actively involved in independent oversight. Our independent directors meet in executive session during each regularly scheduled quarterly meeting of our Board of Directors and periodically evaluate both our Chairman and our Chief Executive Officer. All directors have unrestricted access to management at all times and frequently communicate with the Chairman, the Chief Executive Officer and other members of management on a variety of topics. Given the above factors, our Board of Directors has historically determined that our leadership structure was appropriate and has not deemed it necessary to appoint an independent lead director. However, our Board of Directors anticipates appointing one of our independent directors as our lead independent director following the 2015 Annual Meeting of Stockholders.

Corporate Governance. Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our corporate governance guidelines and our code of business conduct and ethics as well as the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee are available on our website at http://uct.com/investors/corporate-governance/.

Communicating with our Board of Directors. Any stockholder wishing to communicate with our Board of Directors may send a letter to our Secretary at 26462 Corporate Avenue, Hayward, CA 94545. Communications intended specifically for non-employee directors should be sent to the attention of the chair of the Nominating and Corporate Governance Committee.

Annual Meeting Attendance. Our Board of Directors has adopted a policy that all members should attend each annual meeting of stockholders when practical. All of our directors attended the 2014 Annual Meeting of Stockholders.

Risk Oversight

Our Board of Directors plays an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors regularly reviews reports from the management team on areas of material risk to the Company, including operational, financial, legal and strategic risks. Each of the committees of our Board of Directors also oversees the management of company risks that fall within the committee’s areas of responsibility. The Audit Committee periodically reviews risks associated with financial reporting and internal controls, as well as risks associated with liquidity, customer credit, inventory reserves and insurance coverage. The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership, structure and corporate governance. The Compensation Committee assists the Board in reviewing whether any material risks arise from our compensation programs and in overseeing risks associated with succession planning for our executives.

Committees of our Board of Directors

Our Board of Directors has three principal committees. The following describes each committee’s current membership, the number of meetings held during 2014 and its mission:

Audit Committee. Among other matters, the Audit Committee:

•	hires and replaces our independent registered public accounting firm as appropriate;

•

evaluates the independence and performance of our independent registered public accounting firm, reviews and pre-approves any audit and non-audit services provided by our independent registered public accounting firm and approves fees related to such services;

•	reviews and discusses with management, the internal auditors and our independent registered public accounting firm our financial statements and accounting principles;

•	oversees internal auditing functions and controls; and

•	prepares the Audit Committee report required by the rules of the SEC.

A copy of the Audit Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/.

The current members of the Audit Committee are John Chenault (chair), Susan H. Billat and David T. ibnAle. On the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board of Directors expects that our Audit Committee will consist of Ms. Scherer (chair), Mr. Chenault and Mr. ibnAle following the 2015 Annual Meeting of Stockholders. Our Board of Directors has determined that each member of the committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of NASDAQ for members of audit committees. The Board of Directors has also concluded that each member of the Audit Committee qualifies as an audit committee financial expert as defined by SEC rules and has the financial sophistication required by NASDAQ. The Audit Committee met five times in 2014.

Compensation Committee. Among other matters, our Compensation Committee:

•	oversees our compensation and benefits policies generally, including equity compensation plans;

•	evaluates senior executive performance and reviews our management succession plan;

•	oversees and sets compensation for our senior executives; and

•	reviews and recommends inclusion of the Compensation Discussion and Analysis required to be included in our proxy statement by SEC rules.

A copy of the Compensation Committee’s charter is available on our website at http://uct.com/investors/ corporate-governance/. The Compensation Committee’s process for deliberations on executive compensation is described below under “Compensation Discussion and Analysis.”

As part of our oversight of our executive compensation program and in conjunction with the Compensation Committee, we consider the impact of our executive compensation program and the incentives created by different elements of the executive compensation program on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The current members of the Compensation Committee are Susan H. Billat (chair), John Chenault and David T. ibnAle. On the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board of Directors expects that our Compensation Committee will consist of Mr. ibnAle (chair), Mr. Edman and Ms. Liggett following the 2015 Annual Meeting of Stockholders. Our Board of Directors has determined each member of the committee is independent as defined under NASDAQ and SEC rules. The Compensation Committee met six times in 2014.

Nominating and Corporate Governance Committee. Among other matters, our Nominating and Corporate Governance Committee:

•	identifies individuals qualified to fill independent director positions and recommends directors for appointment to committees of our Board of Directors;

•	makes recommendations to our Board of Directors as to determinations of director independence;

•	evaluates the performance of our Board of Directors;

•	oversees and sets compensation for our directors; and

•	develops, recommends and oversees compliance with our corporate governance guidelines and code of business conduct and ethics.

A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/.

The current members of the Nominating and Corporate Governance Committee are David T. ibnAle (chair), Susan H. Billat and Emily M. Liggett. On the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board of Directors expects that our Nominating and Corporate Governance Committee will consist of Ms. Liggett (chair), Mr. Edman and Mr. ibnAle following the 2015 Annual Meeting of Stockholders. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under NASDAQ. The Nominating and Corporate Governance Committee met seven times in 2014.

Consideration of Director Nominees

Director Qualifications. The Nominating and Corporate Governance Committee charter specifies the criteria applied to director nominees. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our stockholders. In conducting its assessment, the committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and our Board of Directors. Although we do not have a formal policy with regard to the consideration of diversity, when identifying and selecting director nominees, the Nominating and Corporate Governance Committee also considers the impact a nominee would have in terms of increasing the diversity of our Board of Directors with respect to professional experience, skills, backgrounds, viewpoints and areas of expertise. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committee charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee (or, if the Nominating and Corporate Governance Committee is not comprised solely of independent directors, our independent directors) considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee (or our independent directors) through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee (or our independent directors) and may be considered at any point during the year.

Stockholder Nominees. Candidates for director recommended by stockholders will be considered by the Nominating and Corporate Governance Committee (or our independent directors). Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and our Company within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve on our Board of Directors. Stockholder recommendations, with such accompanying information, should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee at the address listed under “Information Concerning Solicitation and Voting—Contacting Ultra Clean.”

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws. The deadline and procedures for stockholder nominations are disclosed elsewhere in this proxy statement under the caption “Information Concerning Solicitation and Voting—Deadline for Receipt of Stockholder Proposals.”

Director Compensation

For fiscal 2014, each non-employee director was paid a $35,000 annual retainer fee, as well as, if applicable, a $12,000 annual fee for serving on the Audit Committee, a $5,000 annual fee per committee for serving on the Compensation and the Nominating and Corporate Governance Committees, a $20,000 annual fee for serving as chair of the Audit Committee (which includes the fee to serve on the Audit Committee) and a $10,000 annual fee for serving as chair of the Compensation and Nominating and Corporate Governance Committees (which includes the fee to serve on each committee). In fiscal 2014, on the date of our annual meeting of stockholders, each non-employee director was granted 8,000 restricted stock units that fully vest on the earlier of (i) the day before the 2015 Annual Meeting of Stockholders and (ii) May 21, 2015.

In February 2015, the Board of Directors approved that, for fiscal 2015, each non-employee director would receive a cash retainer and equity award consistent with that received for fiscal 2014, to be paid/granted at the date of the 2015 Annual Meeting of Stockholders. Annual fees for serving on the Board of Directors and on or as chair of committees were not changed. In addition, the Board determined that the Company will continue to pay the lease amount and insurance premiums due on the Company car Mr. Granger used as our Chief Executive Officer, from his retirement date through the 2015 Annual Meeting of Stockholders.

The following table sets forth compensation for our non-employee directors for fiscal 2014:

Name	Fees Earned or Paid In Cash ($)	Stock Awards (1), (2) ($)	Total ($)
Susan H. Billat (3)	62,000	64,080	126,080
John Chenault	60,000	64,080	124,080
David ibnAle (3)	62,000	64,080	126,080
Leonid Mezhvinsky	35,000	64,080	99,080
Emily M. Liggett	40,000	120,150	160,150

(1)	Amounts shown do not reflect compensation actually received by the directors. The amounts shown are the grant date fair value for restricted stock units granted in fiscal year 2014 computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the day preceding the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Messrs. Chenault, ibnAle and Mezhvinsky and Ms. Billat each held an aggregate of 8,000 unvested restricted stock units and Messr. Liggett held 15,000 of unvested restricted stock units at December 26, 2014.

(3)	At December 26, 2014, Ms. Billat held 15,000 outstanding stock options and Mr. ibnAle held 7,500 outstanding stock options. No stock options were granted to our directors during fiscal year 2014.

Mr. Granger is not included in the table above because he received no separate compensation for services as a director during 2014. Mr. Granger retired as our Chief Executive Officer in January 2015 but remains as the Chairman of our Board of Directors. His compensation is set forth under “Executive Officer Compensation—Summary Compensation Table.” Mr. Scholhamer became a member of our Board of Directors in January 2015 and does not receive separate compensation for services as a director.

Stock Ownership Guidelines; Policy against Hedging Transactions and Pledges

The Board of Directors has adopted stock ownership guidelines for our directors to more closely align the interests of our directors with those of our stockholders. The guidelines provide that each director should hold at least 10,000 shares of our common stock, and that each director be allowed three years from the date such director joined our Board of Directors to accumulate such number of shares of our common stock. All of our directors currently meet our stock ownership guidelines.

The Company’s Insider Trading Policy provides that shares of Ultra Clean stock shall not be made subject to a hedge transaction or puts and calls. The Insider Trading Policy further prohibits any pledges of shares of Ultra Clean stock by our directors and executive officers.

Certain Relationships and Related Party Transactions

Transactions with Directors. The Company leases a facility from an entity controlled by Leonid Mezhvinsky, one of our directors. In the year ended December 26, 2014, we incurred rent and other expenses resulting from the lease of this facility of approximately $297,000.

Related Person Transaction Policy. Our written Related Person Transaction Policy requires our Board of Directors or the Nominating and Corporate Governance Committee to review and approve all related person transactions. Our directors and officers are required to promptly notify our Chief Compliance Officer of any transaction which potentially involves a related person. Our Board of Directors or the Nominating and Corporate Governance Committee then considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. Our Board of Directors or the Nominating and Corporate Governance Committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Moss Adams LLP (“Moss Adams”) to serve as our independent registered public accounting firm for fiscal 2015. We are asking you to ratify this appointment, although your ratification is not required. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of each of Deloitte & Touche LLP and Moss Adams is expected to be present at the annual meeting of stockholders, will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

Dismissal of Deloitte & Touche LLP (“Deloitte)

During fiscal 2014, Deloitte served as our independent auditors and also provided tax services. On March 30, 2015, we dismissed Deloitte as our independent registered public accountant.

The report of Deloitte on our consolidated financial statements for the fiscal years ended December 26, 2014 and December 27, 2013 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

As it relates to the fiscal years ended December 26, 2014 and December 27, 2013, and through March 30, 2015, the effective date of Deloitte’s dismissal, (i) there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report, and (ii) there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

A representative of Deloitte & Touche LLP is expected to be present at the annual meeting of stockholders, will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

Appointment of Independent Registered Public Accounting Firm Moss Adams LLP (“Moss Adams”)

On April 1, 2015, we appointed Moss Adams as the company’s independent registered public accounting firm to perform independent audit services beginning with fiscal year 2015. Through April 1, 2015, neither the company, nor anyone on its behalf, consulted Moss Adams regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, in any case where a written report or oral advice was provided to the company by Moss Adams that Moss Adams concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

A representative of Moss Adams is expected to be present at the annual meeting of stockholders, will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees and Tax Fees

Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively, “Deloitte & Touche”), in fiscal 2014 and 2013.

	Fiscal Year Ended
	December 26, 2014	December 27, 2013
Audit fees	$1,484,250	$1,231,395
Tax fees	$63,400	$35,000

Audit fees consist of fees billed, or to be billed, for services rendered to us and our subsidiaries for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

Tax fees consist of fees billed for professional services for assistance regarding worldwide transfer pricing analysis and documentation.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services to be provided by our independent auditors before the auditors are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members; provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

All services described above were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal 2015.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that Ultra Clean specifically incorporates it by reference into such filing.

The Audit Committee serves in an oversight capacity and is not intended to be part of our operational or managerial decision-making process. Our management is responsible for preparing our consolidated financial statements, and our independent registered public accounting firm is responsible for auditing those statements. The Audit Committee’s principal purpose is to monitor these processes.

The Audit Committee is currently composed of three directors, each of whom meets the requirements of applicable NASDAQ Stock Market and Securities and Exchange Commission rules for audit committee independence. The key responsibilities of our Audit Committee are set forth in our Audit Committee’s charter, which is available on our website at http://uct.com/investors/corporate-governance/.

The Audit Committee regularly met and held discussions with management and our independent registered public accounting firm in 2014. Management represented to the Audit Committee that Ultra Clean’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and the Audit Committee has reviewed and discussed the quarterly and annual earnings press releases and audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 26, 2014 with management and our independent registered public accounting firm. The Committee has also discussed with our independent registered public accounting firm matters required to be discussed by the statement on Auditing Standards No. 16, as amended, issued by the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee has discussed with our independent registered public accounting firm its independence from us and our management, including the matters, if any, in the written disclosures pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether our independent registered public accounting firm’s provision of audit and non-audit services to us is compatible with maintaining the independence of our independent registered public accounting firm from us.

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Compensation Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. We obtain these services from other service providers as needed.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 26, 2014, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Moss Adams LLP as our independent auditors for 2015.

Members of the Audit Committee

John Chenault, Chair

Susan H. Billat

David T. ibnAle

PROPOSAL 3: ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This proposal provides you with an opportunity to cast a non-binding advisory vote approving the fiscal 2014 compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. Consistent with the non-binding advisory vote of our stockholders at our 2011 annual meeting, we will hold a non-binding advisory vote on executive compensation annually until our next non-binding advisory vote on the frequency of stockholder advisory votes on executive compensation, which is required no later than our 2017 Annual Meeting of Stockholders. Although, as an advisory vote, this proposal is not binding on us or our Board of Directors, the Compensation Committee and our Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific short-term and long-term goals. We believe our 2014 executive compensation is appropriate. Please see the “Compensation Discussion and Analysis” beginning on page 20 for additional details about our executive compensation philosophy and programs, including information about the fiscal 2014 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2014 compensation of our named executive officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on this item will be required to approve, by an advisory vote, the compensation of our named executive officers. Abstentions will have the same effect as negative votes for this proposal.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” the approval of the compensation of the named executive officers for fiscal 2014 as disclosed pursuant to the compensation disclosure rules of the SEC, which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to meet three principal long-term objectives:

1.	attract, reward and retain officers and other key employees;

2.	motivate key employees to achieve short-term and long-term corporate goals that enhance stockholder value; and

3.	promote pay for performance, internal equity and external competitiveness.

To meet these objectives, we have adopted the following overriding compensation policies:

•	Pay compensation that is competitive with the practices of our peer group of electronics manufacturing services (EMS) companies and the practices of similar companies noted in industry surveys; and

•	Pay for performance by:

•	offering cash incentives upon achievement of performance goals we consider challenging but achievable; and

•

providing significant, long-term incentives in the form of stock options and other equity, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

Our Compensation Committee considers these policies in determining the appropriate allocation of long-term compensation, base salaries, annual bonus compensation and other benefits. Other considerations include our business objectives and environment, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration a number of factors related to corporate performance, as further described below, as well as competitive practices among our peer group and the practices of similar companies noted in industry surveys.

Fiscal 2014 Key Considerations

Similar to fiscal 2014, and as discussed further below under “—Process for Determining Executive Compensation,” we did not benchmark the compensation of our named executive officers for fiscal 2014 on an executive-by-executive basis against our peer group. In addition, the Compensation Committee determined not to engage an independent compensation consultant to review the competitiveness and structure of the Company’s 2014 cash and equity incentive programs or to provide the Compensation Committee with recommendations regarding changes to such plans in connection with the Compensation Committee’s decisions on executive compensation for fiscal 2014. In making this determination, the Compensation Committee considered that it engaged an independent compensation consultant for such purpose in 2013. Moreover, the Compensation Committee utilized data from industry surveys on executive compensation to assist it in its determination of executive compensation for fiscal 2014.

Our fiscal 2014 compensation decisions, on an aggregate basis, primarily reflected the state of our business (and in particular, the state of the semiconductor industry), our share price, the state of the global economy and the demand for our products in the industries we served during fiscal 2014. Our sales were $514.0 million for fiscal 2014, representing an increase of 15.8% compared to $444.0 million in sales for fiscal 2013. Our gross profit also improved in fiscal 2014 as compared to fiscal 2013, as did our stock price, which, at the time of the

Compensation Committee’s compensation deliberations for 2014 executive compensation, was approximately 85% higher than the Company’s average stock price in 2013. Overall, our Compensation Committee believes that our results and stock price for fiscal 2014 reflect an improvement in overall business conditions, particularly in the semiconductor industry, from 2013 and from the recent, extended period of depressed demand and uncertainty. Based on the above, and as reflected in the “Summary Compensation Table” below, our Compensation Committee determined to increase fiscal 2014 compensation for our named executive officers as compared to fiscal 2013.

On an individual basis, our fiscal 2014 compensation decisions primarily reflected the importance of our top executives (i.e., our chief executive officer, our executive vice president and chief financial officer and our senior vice president of Asia) to our business and their roles in the improvement in the Company’s operating and stock price performance during fiscal 2014. The Compensation Committee considers these executives, particularly our chief executive officer and executive vice president and chief financial officer, to be primarily responsible for the improvement in our overall performance. Moreover, the Compensation Committee recognized that these executives were our primary strategic decision makers during fiscal 2014.

Consistent with prior years, each of our named executive officers were eligible for increased cash incentive compensation and earned performance-based equity awards based on our results of operations, thus tying compensation very closely with our performance. The Compensation Committee also considers that the value to our executive officers of their long-term equity incentive awards increases with our stock price, providing our executives with further opportunity to increase the value of the compensation they ultimately realize, while aligning their incentives more closely with stockholder value.

Stockholder Votes

At our 2014 annual meeting of stockholders, the stockholders approved our non-binding advisory vote on our fiscal 2013 executive compensation program (“say-on-pay”). After considering our say-on-pay voting results and other factors addressed in the subsequent discussion, the Compensation Committee determined not to make changes to our executive compensation policies and practices as a result of the vote. At our fiscal 2011 annual meeting of stockholders, a majority of the stockholders voted to have the non-binding say-on-pay advisory vote appear annually in our proxy statement. Our Board of Directors considered the results of the vote and agreed with the results. Therefore, we are including the non-binding say-on-pay advisory vote on our executive compensation in this year’s proxy, and will have annual votes at least until the next stockholder vote on frequency. Executive compensation decisions for fiscal 2014 and other details are discussed below in this compensation discussion and analysis.

Process for Determining Executive Compensation

The Compensation Committee meets with our chief executive officer, who was Mr. Granger in fiscal 2014, and other executives, as necessary, to obtain recommendations with respect to Company compensation programs, practices and packages. The chief executive officer makes recommendations to the Compensation Committee on executive performance, base salary, bonus targets and equity compensation for the executive team and other employees, other than himself. Although the Compensation Committee considers management’s recommendations with respect to executive compensation, the Compensation Committee makes all final decisions on executive compensation matters.

The chief executive officer attends most of the Compensation Committee’s meetings, but the Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee deliberates and makes decisions with respect to performance and compensation without the chief executive officer and the Company’s other executives present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate some of its responsibilities to subcommittees. The

Compensation Committee has not in the past delegated authority with respect to the compensation of executive officers. The Compensation Committee has delegated to the chief executive officer the authority to grant equity awards to employees below the level of corporate vice president under guidelines approved by the Compensation Committee and to make salary adjustments and short-term bonus decisions for employees (other than executive officers) under guidelines approved by the Compensation Committee.

The Compensation Committee also periodically seeks input from independent compensation consultants prior to making determinations on executive compensation, though no such consultant was engaged for such purpose with respect to fiscal 2014 compensation. The Compensation Committee has the sole authority to retain and terminate independent legal, financial, accounting or other advisors as it determines necessary to carry out its duties, without conferring with or obtaining the approval of management or the full Board of Directors, including the sole authority to approve the fees and other retention terms of any such firm. The Compensation Committee also utilizes data from industry surveys on executive compensation to assist it in its determination of executive compensation.

Elements of Compensation

The following are the primary elements of our executive compensation program:

(i)	base salary;

(ii)	annual performance-based cash incentive opportunities;

(iii)	long-term incentives through equity awards; and

(iv)	retirement and welfare benefit plans, including a deferred compensation plan, a 401(k) plan, limited executive perquisites and other benefit programs generally available to all employees.

We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For example, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them for their individual performance, level of responsibility, time spent with the Company and the Company’s annual financial results, while our equity programs are geared toward providing incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Compensation Committee reviews base salary, cash incentive programs and long-term incentive programs on at least an annual basis. Other programs are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Although we did not benchmark our executive compensation for fiscal 2014 against our peer group, our long-term goal has been to target total compensation, including base salaries, cash incentive awards and equity awards near the 50th percentile among our peer group. To achieve this, our goal has been to allocate total compensation such that cash compensation (including base pay and annual bonus) falls between the 25th and 50th percentile among the peer group, and time and performance based equity awards, which provide our executives with long-term incentives, fall between the 50th and 75th percentile of the peer group, consistent with our pay-for-performance objectives and focusing on creation of long-term stockholder value. Notwithstanding these long-term compensation objectives, the Compensation Committee considers uncertainty in the macro-economy and cyclicality in the industries we serve, among other factors, in determining compensation packages for our executive officers, and in recent years, these considerations have resulted in compensation that our Compensation Committee believed were below our long-term target percentiles within our peer group. In addition, the Compensation Committee has considered our stock price, which was relatively depressed in recent years, in determining to grant equity incentive awards that the Compensation Committee believed were lower-than-market in terms of value in fiscal years 2012 and 2013, so as to avoid excess dilution and conserve the number of shares available for future grant under our stock incentive plan. At the time our Compensation Committee determined fiscal 2014 executive compensation, our stock price was significantly higher than our stock price for the corresponding period in fiscal 2013, contributing to the increase in the grant date fair value of our equity awards to our named executive officers in fiscal 2014 as compared to fiscal 2013.

Cash Compensation

Base salaries and cash bonuses are a significant portion of our executive compensation package. We believe these help us remain competitive in attracting and retaining executive talent. Bonuses also are paid in order to motivate officers to achieve our business goals. The Compensation Committee also considers other factors such as job performance, responsibilities, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, and external pressures to attract and retain talent. In setting executive compensation, including the performance goals upon which certain components of our executive compensation is based, the Compensation Committee also takes into account the cyclical nature of our business and the state of our industry and the economy in general.

Base Salaries. In fiscal 2014, the Compensation Committee determined to increase base salaries for our chief executive officer by approximately 3.5%, our executive vice president and chief financial officer by approximately 4%, our senior vice president of Asia by approximately 5%, our senior vice president of global material and supply chain management by 3%, our senior vice president of engineering by 2%, and our senior vice president of global account management by 2%, each effective as of June 1, 2014. In determining these increases, the Compensation Committee considered the significance of the roles of these executives in our overall management for fiscal 2014 and the Compensation Committee’s determination of the correlation of their responsibilities with our overall corporate operating performance.

While the Compensation Committee did not benchmark base against a peer group for fiscal 2014, in determining to increase base salaries for fiscal 2014, the Compensation Committee considered industry survey data on executive compensation for similarly situated executives. Overall, the Compensation Committee determined that the base salary increases were consistent with the Company’s overall compensation objectives and appropriate to retain our executives at a point in time at which the Company continued to see some recovery in overall business conditions from a period of depressed demand and uncertainty.

Incentive Bonuses. Our Management Bonus Plan awards participants with cash incentives in the event we achieve specified levels of operating income. All of the Company’s employees with a title of director and above are eligible to participate in the Management Bonus Plan. In fiscal 2014, we paid cash incentive bonuses on the basis of the quarterly achievement of target operating income for fiscal 2014, which targets were unchanged from the fiscal 2013 achievement levels, as set forth in the table below. For fiscal 2014, for purposes of our Management Bonus Plan, operating income refers to operating income calculated in accordance with accounting principles generally accepted in the United States, but excluding the non-cash amortization costs relating to our acquisition of AIT in fiscal 2012. In addition, during fiscal 2014, for purposes of determining achievement levels under the Management Bonus Plan for fiscal 2014, our Compensation Committee determined to exclude from the calculation of operating income the impact on the Company’s results associated with the bankruptcy of one of the Company’s customers, GT Advanced Technologies (“GTAT”), which the Compensation Committee determined was out of the control of management.

Fiscal 2014 Achievement Levels
Operating Income as a Percentage of Revenue	Percentage of Operating Income Paid Under the Management Bonus Plan
1.00%	0.00%
2.00%	0.00%
3.00%*	3.00%
4.00%	5.00%
5.00%	6.00%
6.00%	6.20%
7.00%	6.50%
8.00%	7.50%
9.00%	8.50%
10.00%	9.00%
11.00%	9.00%

*	Operating income must be at least 3% of revenue for the plan to be funded in any given quarter. If operating income is above 3% and is in between percentages in the table above, the percentage of operating income distributed to participants is prorated between the applicable amounts shown above.

Bonuses under the Management Bonus Plan are calculated and paid on a quarterly basis, which we believe has a positive effect on employee morale. Each quarter, we calculate the total available pool of cash incentive bonuses using the “Percentage of Operating Income Distributed as Cash Incentive Compensation” as discussed above. For the four quarters of fiscal 2014, our aggregate quarterly bonuses were paid based on the following:

Quarter in fiscal 2014	Operating Income as a Percentage of Revenue (1)	Percentage of Operating Income Paid Under Management Bonus Plan
First	7.2%	6.7%
Second	7.0%	6.5%
Third	5.3%	6.0%
Fourth	4.0%	5.0%

(1)	Excludes impact of GTAT bankruptcy.

Once the available pool is determined for a given fiscal quarter as described above, the pool is then allocated among the participants in the plan, including our participating named executive officers, in accordance with each individual participant’s target bonus percentage, which is calculated as a percentage of base salary. For fiscal 2014, the target bonus percentages and actual paid bonuses as a percentage of base salary for each of our named executive officers were as follows:

Named Executive Officer	Target Bonus as a Percentage of Base Salary		Actual Bonus as a Percentage of Base Salary
	2014	2013	2014
Clarence L. Granger	100%	100%	98%
Kevin C. Eichler	70%	70%	69%
Mark G. Bingaman	40%	40%	40%
Lavi A. Lev	40%	40%	40%
Bruce C. Wier	40%	40%	37%

If the available pool is not sufficient to allocate each participant a bonus equal to his or her target bonus percentage multiplied by his or her base salary for the quarter (“full payout”), then the available pool is allocated among each participant in the plan based on the ratio of that participant’s full payout to the aggregate of full payouts for all participants. If the available pool exceeds the amount necessary to allocate each participant his or her full payout, then the excess is allocated among participants in the same manner as shortfalls. The maximum allowable bonus for any quarter is two times a participant’s full payout amount.

The Compensation Committee believes that operating income is the most appropriate metric upon which to base cash incentive bonuses due to the fact that it is highly correlated with both revenue growth and profitability, as well as being the measure of operating results for which our executives can be held most accountable, and thus is the most effective measure of their overall performance. The Compensation Committee also believes operating income to be an appropriate metric based on its historical correlation with our public share price.

The Compensation Committee reviews the Management Bonus Plan achievement levels annually, considering projected operating results under the Company’s annual operating plan and other factors discussed below.

Target bonus percentages are reviewed and approved on an annual basis for each named executive officer and established based on each named executive officer’s role and level of responsibility within the organization. For example, the Compensation Committee determined that a 100% target was appropriate for Mr. Granger and a 70% target was appropriate for Mr. Eichler (each consistent with fiscal 2013 and 2012) due to the significance of their roles in our overall management for fiscal 2014, their status as our most senior executives and the Compensation Committee’s determination of the correlation of their responsibilities with our overall corporate operating performance. The Compensation Committee also set the bonus target percentages of Mr. Lev, Mr. Wier and Mr. Bingaman at levels consistent with the prior year. In making this determination, the Compensation Committee noted that the target bonus percentages for the other named executive officers were unchanged from the prior year.

Target bonus percentages are used primarily to allocate the available bonus pool under our Management Bonus Plan among the plan participants each quarter, and do not necessarily reflect the amount of bonuses as a percentage of base salary we are targeting for our named executive officers. The Compensation Committee approves the achievement levels and target bonus percentages after considering the potential bonus pool available under the Management Bonus Plan at various levels of operating performance.

Overall, the Compensation Committee seeks to tie a significant proportion of cash compensation to performance, while balancing our improved financial results and some continued recovery in business conditions with the cyclical nature of our business and a business environment that was still recovering from an extended period of economic and industry uncertainty. The Compensation Committee also recognized that the Management Bonus Plan provides increased cash payments to our executives if we achieve results above targets, providing our executives an opportunity to achieve higher cash compensation for performance above expectations. We intend the performance goals to be challenging and to reflect strong corporate performance. To help achieve our goal of retaining key talent, an executive must remain an employee through the time the bonus is paid in order to be eligible for any bonus under the Management Bonus Plan.

Generally, bonuses are paid under our Management Bonus Plan only if the performance goals described above, which the Compensation Committee sets at the beginning of the fiscal year, are achieved, although the Compensation Committee retains the ability to revise performance measures during the year or to adjust bonuses based on extraordinary events or individual performance. Consistent with our pay-for-performance philosophy, bonuses for fiscal 2014 were paid out in accordance with the performance goals described above, without adjustment, except that the impact of the GTAT bankruptcy was excluded. Actual bonuses for our named executive officers as a percentage of base salary for 2014 were higher than for 2013 primarily due to our improved operating results in fiscal 2014. See “Summary Compensation Table” below.

Equity Compensation

Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the changes in the business environment in which we operate and periodically reviews changes to our equity compensation program to help us meet our goals, which include the achievement of long-term stockholder value.

Types of Equity Awards.

In fiscal 2014, consistent with recent years, we granted our named executive officers restricted stock units, or RSUs, which we believe are effective in retaining and motivating employees because they provide a predictable, tangible value to employees while also serving as an incentive to increase the value of our stock. RSUs are also an efficient way for us to reduce the dilutive effects of equity awards. We grant both time-based and performance-based RSUs to our executive officers. The Compensation Committee believes this combination provides a balance between awards that provide high incentive value (in the form of performance-based RSUs, which will only vest if we meet performance criteria combined with service requirements) and awards that provide high retention value (in the form of time-based RSUs, which will have at least some value over time while imposing continued service requirements, and requiring time-based vesting of the earned performance units).

The number of equity awards the Compensation Committee granted to each executive officer in fiscal 2014 was determined based on a variety of factors. In deciding the awards for fiscal 2014, the Compensation Committee (in consultation with Mr. Granger) considered each individual executive’s job performance, but primarily his or her level of job responsibility. The Compensation Committee also considered that we had seen some continued recovery in overall business conditions and an improved stock price from our average stock price over fiscal 2013 and 2012. Mr. Granger and the Compensation Committee discussed the use of long-term equity awards as a means to retain and incentivize executives as well as our long-term, overall compensation targets. Following such discussion, the Compensation Committee decided to grant additional long-term equity awards to named executives officers as follows:

Named Executive Officer	Time-based RSUs		Performance- based RSUs
Clarence L. Granger	50,000	(1)	50,000	(1)
Kevin C. Eichler	37,500		37,500
Mark G. Bingaman	16,250		3,750
Lavi A. Lev	29,250		4,750
Bruce C. Wier	12,000		3,000

(1)	These were cancelled upon Mr. Granger’s retirement as the Company’s Chief Executive Officer effective as of January 2015.

The number of RSUs granted to Messrs. Granger, Eichler and Lev increased in fiscal 2014 as compared to fiscal 2013, primarily due to the Compensation Committee’s recognition of each such officer’s role in the improvement in our operating results and stock price during fiscal 2013, the significance of their roles in our overall management for fiscal 2014, and the Compensation Committee’s determination of the correlation of their responsibilities with our overall corporate operating performance, as well as their anticipated increased responsibilities given the departure of our former President and Chief Operating Officer announced in February of 2014. The grant date fair value of fiscal 2014 RSUs granted to our named executive officers also increased as compared to fiscal 2013 grants, primarily due to the increase in the number of grants as described above, as well as our increased stock price.

The equity awards granted during fiscal 2014 to our named executive officers are set forth in detail under “Grants of Plan-Based Awards” below. All time-based RSUs granted to our named executive officers in fiscal 2014, and all performance-based RSUs earned based on fiscal 2014 performance, vest over a period of 3 years from the grant date in equal annual installments.

In allocating equity awards between time-based and performance-based awards, the Compensation Committee considered each named executive officer’s level of responsibility, and the relationship between that named executive officer’s performance and our public share price. The Compensation Committee determined that 50 percent of the equity awards to our chief executive officer and executive vice president and chief financial officer would consist of performance-based awards because their roles focus more on overall corporate performance, and 25 percent of the equity awards to our other named executive officers would consist of performance-based awards. Performance-based awards granted in fiscal 2014 to our named executive officers are earned according to the following performance criteria. For fiscal 2014, for purposes of our performance-based awards, operating income is calculated consistent with our Management Bonus Plan. Consistent with our Management Bonus Plan, for purposes of determining achievement levels for performance-based RSUs for fiscal 2014 grants, the impact on the Company’s results associated with the GTAT bankruptcy were excluded as an extraordinary event out of the control of our management.

% earned	0%	60%	65%	70%	75%	80%	85%	90%	95%	100%
Operating income (in thousands)	below $20,318	$20,318	$22,012	$23,705	$25,398	$27,091	$28,784	$30,478	$32,171	at or above $	33,864

The Compensation Committee determined, based our actual results for fiscal 2013, that 91% of the performance-based awards granted to our named executive officers in fiscal 2014 were earned. The remaining 9% of such performance-based awards for each applicable executive officer were cancelled.

Grant Practices. We have implemented procedures to regularize our equity award grant process, such as making new hire grants and annual executive grants on the same day each month. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Because our equity awards typically vest over multiple years, we believe recipients are motivated to see our stock price rise in the long-term rather than benefit from an immediate but short-term increase in the price of our stock following a grant.

Other Benefit Plans

Deferred Compensation. We maintain a non-qualified deferred compensation plan, which allows eligible employees, including executive officers and directors, to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. This plan gives highly compensated employees the opportunity to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that deferred compensation is a competitive practice to enable us to attract and retain top talent. We do not make matching or other employer contributions to the deferred compensation plan because we believe the deferral opportunity is enough of a benefit on its own.

Executive Perquisites. In addition to health care coverage that is generally available to our other employees, our executive officers are eligible for annual physical examinations more extensive than under the Company’s standard plans. Our Chief Executive Officer and employees in sales and marketing also received a car allowance. Because Mr. Lev relocated to Singapore to serve as our senior vice president of Asia, we agreed to provide

Mr. Lev with a housing and car allowance. In addition, we agreed to make Mr. Lev whole for any income taxes for which he is responsible above that which he would be responsible for if he received a comparable salary as a resident the United States. No such tax equalization payments were made to Mr. Lev for fiscal 2014. See “—Summary Compensation Table” below for more information.

Other Benefits. We also offer a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. For example, our retirement plan is a tax-qualified 401(k) plan, which is a broad-based employee plan. Under the 401(k) plan, all participating employees (including executive officers) are eligible to receive limited matching contributions that are subject to vesting over time.

The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Post-Termination Arrangements

Our post-termination arrangements are described in this proxy statement below. We believe the severance benefits under these agreements or policies are reasonable in amount, and provide a protection to key executive officers who would be likely to receive similar benefits from our competitors. The Compensation Committee reviews the potential costs and triggering events of employment and severance agreements and policies before approving them and will continue to consider appropriate and reasonable measures to encourage retention.

Accounting and Tax Considerations

In designing its compensation programs, the Compensation Committee generally considers the accounting and tax effects as well as direct costs. For example, we intend to limit the accounting expense for our equity compensation programs in an amount determined by the Compensation Committee from time to time. When determining how to apportion between differing elements of compensation, the goal is to meet our compensation objectives while maintaining cost neutrality. For example, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program based on our determination of the affordability level. We recognize a charge to earnings for accounting purposes when equity awards are granted. The Compensation Committee considers the impact to dilution and overhang when making decisions pertaining to equity instruments.

We do not require executive compensation to be tax deductible for the Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Ultra Clean Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis, which appears in this proxy statement, with the management of Ultra Clean Holdings, Inc. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ultra Clean Holding, Inc.’s proxy statement.

Members of the Compensation Committee

Susan H. Billat, Chair

John Chenault

David T. ibnAle

Summary Compensation Table

The following table shows compensation information for the three most recently completed fiscal years for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers as of December 26, 2014 (collectively, our “named executive officers”):

Name and Position	Year	Salary ($)	Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Clarence L. Granger	2014	454,950	1,333,000	(8)	444,055	11,554	(3)	2,243,559
Chief Executive Officer	2013	436,933	500,775		237,642	19,498		1,194,848
	2012	428,269	480,150		139,995	13,267		1,061,681

Kevin C. Eichler	2014	344,696	999,750		238,790	12,040	(4)	1,595,276
Executive Vice President & Chief Financial Officer	2013	329,192	364,200		126,066	12,199		831,657
	2012	319,362	349,200		72,633	5,695		746,890

Mark G. Bingaman	2014	263,423	245,800		104,419	7,195	(7)	620,837
Senior VP of Global Materials & Supply Chain Management	2013	255,170	133,540		24,815	7,823		421,348
	2012	249,028	157,140		32,512	4,660		443,340

Lavi A. Lev	2014	247,200	453,220		100,357	234,005	(5)	1,034,782
Senior Vice President, Asia	2013	244,274	121,400		52,896	146,728		565,298
	2012	239,077	157,140		31,622	142,104		569,943

Bruce Wier	2014	247,637	187,470		90,714	9,405	(6)	535,226
Senior Vice President, Engineering	2013	239,767	109,260		20,394	9,544		378,965
	2012	235,066	113,490		26,842	10,100		385,498

(1)	Amounts shown do not reflect compensation actually received by the named executive officers. The amounts shown are the grant date fair value for stock awards granted in the applicable fiscal year computed in accordance with FASB ASC Topic 718, based on the per share closing price of our common stock the day preceding the grant date. The other valuation assumptions and the methodology used to determine such amounts are set forth in Note 1 of the Notes to our Consolidated Financial Statements included in our Form 10-K for the year ended December 26, 2014.

(2)	Amounts consist of incentive bonuses.

(3)	This amount consists of (a) matching contribution of $7,800 under the 401(k) Plan, (b) $3,188 in car allowance and (c) payment on behalf of Mr. Granger of $566 in disability and life insurance premiums.

(4)	This amount consists of (a) matching contribution of $7,800 under the 401(k) Plan and (b) payment on behalf of Mr. Eichler of $4,240 in disability and life insurance premiums.

(5)	This amount consists of (a) $184,800 and (b) $48,000 of housing and transportation benefits, respectively and (c) $1,205 in long-term disability and life insurance premiums.

(6)	This amount consists of (a) matching contribution of $6,564 under the 401(k) Plan and (b) payment on behalf of Mr. Wier of $2,841 in disability and life insurance premiums.

(7)	This amount consists of (a) matching contribution of $6,629 under the 401(k) Plan and (b) payment on behalf of Mr. Bingaman of $566 in disability and life insurance premiums.

(8)	The corresponding stock awards were cancelled upon Mr. Granger’s retirement on January 19, 2015.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2014:

Name	Grant Date	Compensation Committee Compensation Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plans (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)

			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clarence L. Granger			454,950	909,900
Chief Executive Officer	2/28/14	2/13/14			30,000	50,000	50,000		666,500
	2/28/14	2/13/14						50,000	666,500

Kevin C. Eichler			344,696	689,391
Executive Vice President & Chief Financial Officer	2/28/14	2/13/14			22,500	37,500	37,500		499,875
	2/28/14	2/13/14						37,500	499,875

Mark G. Bingaman			263,423	526,847
Senior VP of Global Materials & Supply Chain Management	2/28/14	2/13/14			2,250	3,750	3,750		49,988
	2/28/14	2/13/14						11,250	149,963
	7/25/14	7/17/14						5,000	45,850

Lavi A. Lev			247,200	494,400
Senior Vice President, Asia	2/28/14	2/13/14			2,850	4,750	4,750		63,318
	2/28/14	2/13/14						29,250	389,903

Bruce Wier			247,637	495,273
Senior Vice President, Engineering	2/28/14	2/13/14			1,800	3,000	3,000		39,990
	2/28/14	2/13/14						9,000	119,970
	7/25/14	7/17/14						3,000	27,510

(1)	Reflects target at 100% and maximum cash award amounts pursuant to the Management Bonus Plan for fiscal 2014.

(2)	Reflects performance-based restricted stock units. On the basis of performance criteria for fiscal year 2014, 9% of all performance-based units granted in fiscal 2014 were cancelled.

(3)	Represents time-based stock units issued under our stock incentive plan.

(4)	Under the terms of our stock incentive plan, fair market value is defined as the closing price on the day preceding the grant date. Our practice is for grants to be effective on the last Friday of the month in which the grant is approved.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 26, 2014:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)
Clarence L. Granger	334,157	—	6.55	5/9/2015
	100,000	—	8.61	5/18/2016
	80,000	—	14.90	4/27/2017
					22,550	(1),(7)	211,519
					9,167	(2),(7)	85,986
					27,500	(3),(7)	257,950
					50,000	(4),(7)	469,000
					45,500	(5),(7)	426,790

Kevin C. Eichler	100,000	—	3.96	7/31/2019
					16,400	(1)	153,832
					6,667	(2)	62,536
					20,000	(3)	187,600
					37,500	(4)	351,750
					34,125	(5)	320,093

Mark G. Bingaman	—	—	—	—	3,007	(1)	28,205
					4,500	(2)	42,210
					11,000	(3)	103,180
					11,250	(4)	105,525
					3,413	(5)	32,014
					5,000	(6)	46,900

Lavi A. Lev	—	—	—	—	2,734	(1)	25,644
					4,500	(2)	42,210
					10,000	(3)	93,800
					29,250	(4)	274,365
					4,323	(5)	40,550

Bruce Wier	25,000	—	14.90	4/27/17	2,460	(1)	23,075
					3,250	(2)	30,485
					9,000	(3)	84,420
					9,000	(4)	84,420
					2,730	(5)	25,607
					3,000	(6)	28,140

(1)	Represents remaining portion of performance-based award granted in fiscal 2013. 1/2 of remaining units vest on each of 5/22/2015 and 5/22/2016, respectively.

(2)	Remaining units vest on 2/24/2015.

(3)	1/2 of remaining units vest on each of 5/22/2015 and 5/22/2016.

(4)	1/3 of remaining units vest on 2/28/2015, 2/28/2016 and 2/28/2017, respectively.

(5)	Represents earned portion of performance-based awards granted in fiscal 2014. These units exclude 9% of the performance-based awards granted in fiscal 2014, which were cancelled as some of the performance criteria was not met. 1/3 of remaining units vest on each of 2/28/2015, 2/28/2016 and 2/28/2017, respectively.

(6)	1/3 of remaining units vest on 7/25/2015, 7/25/2016 and 7/25/2017, respectively.

(7)	These were cancelled upon Mr. Granger’s retirement on January 19, 2015.

(8)	The closing price of our common stock on December 26, 2014 was $9.38.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal 2014, which ended on December 26, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Clarence L. Granger	100,000	940,337	50,692	677,483
Kevin C. Eichler	—	—	32,567	435,354
Mark G. Bingaman	—	—	15,457	206,547
Lavi A. Lev	—	—	24,200	261,277
Bruce Wier	20,000	40,474	11,413	152,536

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the fair market value of the Company’s common stock on the date of vesting multiplied by the number of stock awards vesting.

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan, the Ultra Clean Holdings, Inc. 2004 Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, and directors to voluntarily defer receipt of a portion of his/her salary and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with realized gains on investments and interest at market rates on cash balances. We do not make matching or other employer contributions to the EDCP.

The following table shows certain information for the named executive officers under the EDCP for fiscal 2014:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Clarence L. Granger	94,148	—	53,037	—	906,372
Kevin C. Eichler	240,788	—	19,356	—	687,329

(1)	Consists of salary reported in the Summary Compensation Table under the columns entitled “Salary.”

(2)	Includes realized and unrealized gains and interest earned during the 2014 fiscal year.

(3)	Consists of aggregate salary deferred in applicable fiscal years and reported in the Summary Compensation Table in such years, plus the aggregate of earnings in applicable fiscal years which were not required to be reported in the Summary Compensation Table in such years.

Post-Termination Arrangements

Change in Control Severance Agreement with Clarence L. Granger. We entered into a Change in Control Severance Agreement with Clarence L. Granger dated July 28, 2008. If upon, or within 12 months following, a change in control, Mr. Granger is terminated without cause or he resigns for good reason, he is entitled to receive 200% of his then-current salary, plus 200% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards. This Agreement was terminated in connection with Mr. Granger’s retirement in January 2015.

Change in Control Severance Agreement with Kevin C. Eichler. We entered into a Change in Control Severance Agreement with Kevin C. Eichler dated July 31, 2009. Such agreement provides that, if upon, or within 12 months following, a change in control, Mr. Eichler is terminated without cause or he resigns for good reason, he is entitled to receive 150% of his then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards. We do not provide any tax gross-ups.

Change in Control Severance Agreement with James P. Scholhamer. We entered into a Change in Control Severance Agreement with James P. Scholhamer dated January 19, 2015. If upon, or within 3 months prior to or 12 months following, a change in control, Mr. Granger is terminated without cause or he resigns for good reason, he is entitled to receive 200% of his then-current salary, plus 200% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards.

In the Change in Control Severance Agreements described above, “good reason” is defined as (i) a reduction in the executive’s then existing annual salary (by more than 10% in the case of Mr. Granger and Mr. Eichler) other than in connection with an action affecting a majority of the executive officers of the Company (not to exceed 25% in the case of Mr. Scholhamer), (ii) relocation of the principal place of the executive’s employment to a location more than 50 miles from the principal place of executive’s employment prior to the change in control and (iii) a material reduction in the executive’s authority, duties or responsibilities after the change in control.

The following table shows amounts that would have been paid if certain named executive officers had been terminated on December 26, 2014 in connection with a change of control:

Name (2)	Salary ($)	Cash Incentive ($)	Health Benefits ($)	Value of Accelerated Vesting ($) (1)	Total Severance ($)
Clarence L. Granger	909,900	459,842	41,156	2,032,310	3,443,208
Kevin C. Eichler	517,044	183,829	23,831	1,617,811	2,342,515

(1)	Amounts based on the closing price of our common stock as of December 26, 2014, less the option exercise price, in the case of options.

(2)	Our Chief Executive Officer, James P. Scholhamer, is not included in this table as we did not enter into a Change in Control Severance Agreement with him until January 2015.

Severance Policy for Executive Officers. Under our severance policy for executive officers of the Company, in the event that the chief executive officer is terminated without cause and signs a release of claims, the executive would receive 150% of the executive’s then-current salary, plus 150% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 18 months. In the event that the chief financial officer or chief operating officer is terminated without cause and signs a release of claims, the executive would receive 100% of the executive’s then-current salary, 100% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 12 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 12 months. In the event that an executive officer, other than those described in the foregoing, is terminated without cause and signs a release of claims, the executive would receive 75% of the executive’s then-current salary, 50% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years and payment of health benefit continuation coverage under COBRA for 9 months (or, if earlier, until he becomes eligible for group health coverage with another employer). We may revise or terminate this policy at any time, except that following a change in control, the policy may not be terminated or amended to adversely affect a participant for 12 months thereafter.

In addition, pursuant to Mr. Lev’s offer letter, should we decide to terminate Mr. Lev’s assignment without cause, or fail to identify another similar position for Mr. Lev at our offices in Hayward, California (or another mutually agreed upon location with a similar cost of living) at the end of Mr. Lev’s current assignment (a “Replacement Position”), Mr. Lev is entitled to receive a severance benefit of twelve months salary continuation (at the base pay rate in effect at the time), the earned but unpaid portion of bonus and equity award vesting for twelve months, and health benefits continuation through COBRA (with the Company’s contribution paid by the Company with normal employee contributions deducted).

The following table shows amounts that would have been paid if the named executive officers had been terminated without cause (or, in the case of Mr. Lev, if we are unable to identify a Replacement Position) on December 26, 2014:

Name (1)	Salary ($)	Cash Incentive ($)	Health Benefits ($)	Value of Accelerated Vesting ($)	Total Severance ($)
Clarence L. Granger	682,425	344,881	30,867	2,032,310	3,090,483
Kevin C. Eichler	344,696	122,553	15,887	1,617,811	2,100,947
Mark G. Bingaman	197,567	26,958	10,991	358,029	593,545
Lavi A. Lev	185,400	25,940	23,733	476,564	711,637
Bruce Wier	185,728	22,992	11,054	138,147	357,921

(1)	Our Chief Executive Officer, James P. Scholhamer, is not included in this table as he was not included in our Severance Policy for Executive Officers in 2014.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Susan H. Billat (chair), John Chenault and David T. ibnAle. No member of our Compensation Committee is or was an officer or employee of the Company during 2014. None of our executive officers serves or served during 2014 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or its Compensation Committee.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors management may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ James P. Scholhamer
Name: James P. Scholhamer
Title: Chief Executive Officer

Dated: April 27, 2015

ULTRA CLEAN HOLDINGS, INC. 26462 CORPORATE AVENUE HAYWARD,CA 94545

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH

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AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors
Nominees
01	Clarence L. Granger	02 James P. Scholhamer		03 John Chenault		04 David T. ibnAle	05 Leonid Mezhvinsky
06	Emily M. Liggett	07 Barbara V. Scherer		08 Thomas T. Edman
The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2.	Ratification of the appointment of Moss Adams LLP as the independent registered public accounting firm of Ultra Clean Holdings, Inc. for fiscal 2015.						☐	☐	☐
3.	To approve, by an advisory vote, the compensation of Ultra Clean’s named executive officers for fiscal year 2014 as disclosed in our proxy statement for the 2015 Annual Meeting of Stockholders.						☐	☐	☐
NOTE: Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

For address change/comments, mark here. (see reverse
for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000210533_1    R1.0.0.51160

ULTRA CLEAN HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 4, 2015

12:30 p.m. Pacific Daylight Time

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10-K is/are available at www.proxyvote.com.

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ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, June 4, 2015. This proxy will be voted as directed, or if no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint James P. Scholhamer and Kevin C. Eichler, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000210533_2    R1.0.0.51160